Exhibit 99.1

NEWS RELEASE
TSX: SCY
    June 9, 2020
NR 20-6
www.scandiummining.com

Scandium International Mining Corp. Announces Voting Results of Annual General Meeting

Reno, Nevada – June 9, 2020 – Scandium International Mining Corp. (TSX: SCY) (the “Company”) is pleased to announce that at its annual general meeting held on June 4, 2020 all resolutions put to the shareholders were passed. At the meeting, shareholders approved setting the number of directors at eight and re-electing all of management’s director nominees, as listed in the management proxy circular dated April 4, 2020, to the Board of Directors to serve until the next annual general meeting. At the meeting, shareholders also approved the re-appointment of Davidson & Company LLP as the Company’s auditor.

A total of 130,750,562 or 41.84% of the Company’s issued and outstanding shares were represented at the Meeting. The election of directors was approved by a majority vote of shareholders as follows:

Motions	Votes For	For %	Withheld	Withheld %
George F. Putnam	119,720,969	91.56%	452,600	0.35%
William B. Harris	119,924,369	91.72%	249,200	0.19%
Barry Davies	119,992,869	91.77%	180,700	0.14%
Willem P.C. Duyvesteyn	119,669,769	91.53%	503,800	0.39%
Warren K. Davis	118,486,869	90.62%	1,686,700	1.29%
James R. Rothwell	118,304,369	90.48%	1,869,200	1.43%
Peter B. Evensen	117,804,969	90.10%	2,368,600	1.81%
R. Christian Evensen	116,633,969	89.20%	3,539,600	2.71%

For further information, please contact:

Edward Dickinson, CFO
Tel: 775-233-7328

George Putnam, President and CEO
Tel: 925-208-1775

Email: info@scandiummining.com